Exhibit 23.5

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

I hereby consent to being named as a person about to become a director of Scopus Video Networks Ltd. in the Registration Statement on Form F-1 and related Prospectus of Scopus Video Networks Ltd., and all amendments thereto. I also consent to all references to me appearing in such Registration Statement and Prospectus, and all amendments thereto.

/s/	Michael Anghel
Name:	Michael Anghel
Date:	December 4, 2005